Exhibit 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

December 3, 2007

Contact:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION REPORTS

2007 THIRD QUARTER RESULTS

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THIRD QUARTER EPS OF $1.05 UP 18% COMPARED TO PRIOR YEAR AND EXCEEDS COMPANY GUIDANCE

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FULL YEAR EPS GUIDANCE INCREASED

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BOARD APPROVES $200 MILLION SHARE REPURCHASE

Third Quarter Results

New York, New York - Phillips-Van Heusen Corporation [NYSE:PVH] reported third quarter 2007 net income of $60.9 million, or $1.05 per share, which was $0.02 ahead of the top end of its previous earnings guidance.  This represents an 18% improvement over third quarter 2006 earnings per share of $0.89.  Third quarter 2006 net income was $50.8 million.

The third quarter earnings per share improvement was driven by operating earnings increases in the Calvin Klein licensing business of 29% and in the combined wholesale and retail businesses of 16%.  The significant growth in the Calvin Klein licensing business was due to continued strength across all product categories, with fragrances, jeans and underwear performing exceptionally well.  The earnings improvement exhibited by the combined wholesale and retail businesses was due principally to the new PVH Neckwear Group and the IZOD women’s sportswear businesses, as well as strong revenue growth in the dress shirt, Calvin Klein retail and Calvin Klein men’s sportswear businesses.  Partially offsetting these positive results was a decrease in gross margin in the Company’s heritage brand wholesale sportswear and outlet retail businesses, resulting principally from increased promotional selling to move Fall product and maintain clean inventory levels during the unseasonably warm weather that was experienced throughout September and October.

Total revenue in the third quarter of 2007 was $696.4 million compared with $568.3 million in the prior year, an increase of 23%.  This revenue growth was impacted by the retail calendar shift caused by the extra week of revenue (53rd week) in 2006, which results in the 13 calendar weeks in each fiscal quarter of 2007 being compared to a different 13 calendar week period in 2006.  The impact of the calendar shift was an increase of $30.0 million, or 7%.  Therefore, on a shifted basis, revenue increased 16% over the prior year’s third quarter.

Revenue increased 29% in the Company’s Calvin Klein licensing business due, in part, to continued strength in fragrances.  The third quarter marked the successful launch of the Calvin Klein MAN fragrance, and the strong sales of the men’s and women’s CKIN2U and euphoria fragrance lines continued.  In addition, jeans and underwear sales grew significantly, both internationally and domestically which, combined with the success of licensed product categories introduced over the past four years, further contributed to the revenue increase.

Revenue in the Company’s combined wholesale and retail businesses increased 22%, of which 7% resulted from the calendar shift.  The remaining 15% increase was driven by the Company’s new PVH Neckwear Group and the addition of sales associated with the Company’s new IZOD women’s sportswear business.  Also contributing to the revenue increase was growth in the wholesale dress shirt and Calvin Klein men’s sportswear businesses.  In addition, the Company’s outlet retail business achieved comparable store sales growth of approximately 1% on both a shifted and unshifted basis.

Year to Date Results

For the first nine months, 2007 net income was $153.0 million, or $2.65 per share, which represents an increase of 23% over non-GAAP earnings per share of $2.16 in 2006.  (Please refer to the “2006 non-GAAP Exclusions” section in this release.)  For the first nine months of 2007, earnings per share increased 21% over 2006 GAAP net income of $114.3 million, or $2.19 per share.

For the nine months, total revenue was $1,840.7 million in 2007 compared with $1,533.6 million for the same period in 2006.

Balance Sheet

Receivables ended the quarter 56% above the prior year level, due principally to the revenue growth exhibited by the Company’s wholesale and licensing businesses.  Additionally, the calendar shift caused by the 53rd week in fiscal 2006 resulted in higher sales volume near the end of the third quarter of 2007 when compared to the prior year.  Inventories increased 18% to end the quarter on plan.  This planned increase is due, in part, to an anticipated fourth quarter sales increase, and was also impacted by the calendar shift, which caused merchandise receipts in the Company’s outlet retail business to occur at the end of the third quarter this year rather than the first week of the fourth quarter as occurred last year.  In addition, the Company’s balance sheet at the end of the third quarter of 2007 includes the impact of the Company’s new PVH Neckwear Group, IZOD women’s sportswear and Calvin Klein specialty retail businesses.

Stock Repurchase Program

On November 30, 2007, the Company’s Board of Directors authorized the Company to repurchase up to $200 million of its outstanding common stock.  At the closing stock price on November 30, 2007, the total outstanding authorization of $200 million represented approximately 8% of the Company’s market capitalization.  The Company’s authorization is effective through the end of fiscal 2008.  The Company plans to use existing cash on hand to fund all purchases, and all of the shares repurchased under the authorization will be placed into treasury.  The Board’s authorization permits the Company to effect the purchases through open market purchases, privately negotiated transactions, including accelerated and guaranteed share repurchase agreements, and other means.  The specific timing and amount of repurchases will vary based on market conditions and other factors.

CEO Comments

Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are extremely pleased with our third quarter results.  Despite the unseasonably warm weather in the third quarter and the macroeconomic challenges that have been impacting the overall retail environment, we were able to exceed our previous earnings guidance.  This is a testament to our diversified business model where we operate multiple brands across multiple channels of distribution. The strength of the Calvin Klein brand continues to drive our earnings growth and outperform across all product categories, both internationally and domestically.”

Mr. Chirico continued, “Our revenue and earnings were also positively impacted by strong performances in our dress shirt and newly-acquired neckwear business, which continues to exceed our expectations.  Just as important, we were aggressive in driving promotional selling in our heritage brand sportswear and outlet retail businesses in order to keep inventories clean heading into the fourth quarter and next year.”

Mr. Chirico added, “We remain focused on the growth opportunities at Calvin Klein and our new initiatives, including IZOD women’s sportswear, which has been performing well since our launch at the end of the second quarter of 2007, Calvin Klein specialty retail, and our forthcoming launch of Timberland men’s sportswear in Fall 2008.  Additionally, in as challenging an environment as we are operating, we remain committed to investing in our brands through strong and innovative marketing programs.  We believe that our consistent advertising efforts will continue to promote consumer awareness and demand for our brands which, along with our investments in people and infrastructure, will benefit our bottom line.”

Mr. Chirico concluded, “Our strong earnings and cash flow growth have enabled us to initiate a plan to return value to our stockholders through a $200 million stock repurchase program, which will be funded by a portion of our cash on hand.  After taking into account this buyback program, we will still have over $200 million in cash and a strong balance sheet with significant credit availability, which enables us to continue to explore acquisition opportunities that will enhance our future growth.”

2007 Guidance

Full Year Projection

The Company’s 2007 earnings per share estimate is being increased to a range of $3.16 to $3.18 from $3.15 to $3.17.  This represents an increase of 21% over 2006 non-GAAP earnings per share of $2.62.  These projections do not assume any reduction of the Company’s outstanding shares in 2007 as a result of the repurchase program discussed above.  The Company projects total revenue for the full year 2007 to be approximately $2.44 billion, which represents an increase of 17% over 2006.

Fourth Quarter Projection

Quarterly comparative revenue growth in 2007 is being impacted by the extra week of revenue (53rd week) in 2006.  The impact on the full year 2006 of the extra week of revenue is relatively immaterial at approximately $10 million.  However, the impact of the 53rd week in 2006 is causing the 13 calendar weeks in each fiscal quarter of 2007 to be compared to a different 13 calendar week period in 2006.  The following table presents adjustments to the Company’s 2006 revenue that would be required to both eliminate the effect of the 53rd week, and to adjust the 2006 revenue to align with the 2007 fiscal calendar:

($ in millions)

First Quarter	$15.0
Second Quarter	15.0
Third Quarter	30.0
Fourth Quarter	(70.0)
Year	($10.0)

In addition to the revenue shift, profitability for the fourth quarter will also be impacted by a shift in advertising spending.  Overall, advertising spending is expected to be slightly higher in 2007.  However, approximately $10 million has shifted from the fourth quarter into the third quarter when compared to the prior year.

For the fourth quarter, earnings per share is projected to be in a range of $0.51 to $0.53, or an increase of 9% to 13% over the prior year.  Revenue for the fourth quarter is estimated to be approximately $600 million, or an increase of 8% over the prior year.  (After adjusting for the 2007 calendar shift and the additional week in the fourth quarter of 2006, revenue growth is projected to be 23%.)

Cash Flow

Cash flow for 2007 is estimated to be between $90 million and $95 million, including approximately $100 million to $110 million of capital spending.  The higher level of capital spending as compared with prior years is to support the Company’s new business initiatives, as well as for infrastructure investments to support the growth of existing businesses.  This cash flow estimate excludes any effect of the previously mentioned share repurchase program.

2008 Guidance

The Company is planning 2008 earnings per share in a range of $3.55 to $3.65, which represents growth of 12% to 16% over 2007 projected earnings per share of $3.16 to $3.18.  This estimate reflects a cautious view of 2008 and a belief that the current difficult economic environment will continue into next year.  In addition, it is coupled with continued investment spending on Calvin Klein specialty retail and Timberland sportswear, causing the Company to project first half 2008 earnings to be relatively flat with 2007 results.  This projection assumes weighted average shares outstanding, including dilutive securities, of 55 million to 56 million, reflecting an estimated reduction of between 2 million to 3 million shares due to the Company’s stock repurchase program.  Revenues are projected to increase approximately 7% to 8% in 2008.

2006 non-GAAP Exclusions

Non-GAAP earnings per share in 2006 excludes (a) a pre-tax gain of $32.0 million associated with the sale on January 31, 2006 by the Company of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia (of which $31.4 million was recorded in the first quarter and $0.7 million was recorded in the second quarter); (b) pre-tax costs of $10.5 million recorded in the first quarter resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; (c) pre-tax costs of $11.3 million associated with the closing in May 2006 of the Company’s apparel manufacturing facility in Ozark, Alabama (of which $9.4 million was recorded in the first quarter and $1.9 million was recorded in the second quarter); and (d) an inducement payment of $10.2 million and costs of $0.7 million recorded in the second quarter of 2006 associated with the secondary common stock offering completed in the second quarter of 2006.

Please see reconciliations of GAAP to non-GAAP earnings per share for 2006 in this release.

The Company webcasts its conference calls to review its earnings releases.  The Company’s conference call to review its third quarter earnings release is scheduled for Tuesday, December 4, 2007 at 11:00 a.m. EST.  Please log on either to the Company’s web site at www.pvh.com and go to the News Releases page or to www.companyboardroom.com to listen to the live webcast of the conference call.  The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends.  Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay.  In addition, an audio replay of the conference call is available for 48 hours starting one hour after it is held.  The replay of the conference call can be accessed by calling 1-888-203-1112 and using passcode #9858564.  The conference call and webcast consist of copyrighted material.  They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission.  Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenue, earnings and cash flows, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors;  (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to realize revenue growth from developing and growing Calvin Klein; (iv) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in the United States or any of the countries where the Company’s products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (viii) the Company’s ability to return value to its stockholders through its stock repurchase program is dependent upon the Company’s stock price and the extent to which cash is used for other purposes and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules.  A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue, earnings or cash flows, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Income Statements

(In thousands, except per share data)

Quarter		Quarter
Ended		Ended
11/4/07		10/29/06

Net sales	$611,399	$500,235
Royalty revenue	62,851	52,037
Advertising and other revenue	22,120	15,989
Total revenue	$696,370	$568,261

Gross profit on net sales	$243,637	$212,355
Gross profit on royalty, advertising and other revenue	84,971	68,026
Total gross profit	328,608	280,381

Selling, general and administrative expenses	226,310	195,738

Earnings before interest and taxes	102,298	84,643

Interest expense, net	4,105	3,923

Pre-tax income	98,193	80,720

Income tax expense	37,314	29,947

Net income	$ 60,879	$ 50,773

Diluted net income per common share(1)	$ 1.05	$ 0.89

(1)

Please see Note 2a to the Notes to Consolidated Income Statements for the calculations of diluted net income per common share.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Income Statements

(In thousands, except per share data)

		Nine Months Ended
		10/29/06
	Nine Months	Results
	Ended	Under		Non-GAAP
	11/4/07	GAAP	Adjustments(1)	Results(1)

Net sales	$1,620,714	$1,361,543		$1,361,543
Royalty revenue	159,440	130,384		130,384
Advertising and other revenue	60,498	41,700		41,700
Total revenue	$1,840,652	$1,533,627		$1,533,627

Gross profit on net sales	$ 678,696	$ 578,168		$ 578,168
Gross profit on royalty, advertising and other revenue	219,938	172,084		172,084
Total gross profit	898,634	750,252		750,252

Selling, general and administrative expenses	642,856	564,148	$(21,829)	542,319

Gain on sale of investments	3,335	32,043	(32,043)

Earnings before interest and taxes	259,113	218,147	(10,214)	207,933

Interest expense, net	12,522	13,901		13,901

Pre-tax income	246,591	204,246	(10,214)	194,032

Income tax expense	93,606	75,775	(3,789)	71,986

Net income	152,985	128,471	(6,425)	122,046

Preferred stock dividends on converted stock		3,230		3,230

Inducement payment and offering costs		10,948	(10,948)

Net income available to common stockholders	$ 152,985	$ 114,293	$ 4,523	$ 118,816

Diluted net income per common share(2)	$ 2.65	$ 2.19		$ 2.16

(1)

Adjustments for the nine months ended October 29, 2006 consist of (a) a pre-tax gain of $32.0 million associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) pre-tax costs of $10.5 million resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; (c) pre-tax costs of $11.3 million associated with closing the Company’s apparel manufacturing facility in Ozark, Alabama in May 2006; and (d) an inducement payment and offering costs of $10.9 million. The inducement payment and offering costs related to the conversion of the remaining outstanding shares of the Company’s Series B convertible preferred stock by the holders of such stock into 11.6 million shares of common stock and the subsequent sale in a registered offering of 10.1 million shares of such stock by the holders in May 2006. The inducement payment and offering costs include (a) an inducement payment of $0.88 per share of common stock received upon conversion, or an aggregate of $10.2 million; and (b) certain costs, totaling $0.7 million, incurred by the Company in connection with the secondary common stock offering.  The inducement payment was based on the net present value of the dividends that the Company would have been obligated to pay the holders of the Series B convertible preferred stock through the earliest date on which it was estimated that the Company would have had the right to convert the Series B convertible preferred stock, net of the net present value of the dividends payable on the shares of common stock into which the Series B convertible preferred stock was convertible over the same period.

(2)

Please see Note 2b to the Notes to Consolidated Income Statements for the calculations of diluted net income per common share.

Notes to Consolidated Income Statements:

1.

The Company believes presenting non-GAAP results for the nine months ended October 29, 2006 provides useful information to investors because many investors make decisions based on the ongoing operations of an enterprise.  The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Thus, the Company believes that the following items do not represent normal operating items and, as such, has provided reconciliations to present its ongoing results of operations excluding these items: (a) the gain realized in 2006 associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) costs resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; (c) costs associated with the May 2006 closing of the Company’s apparel manufacturing facility in Ozark, Alabama; and (d) the inducement payment and offering costs associated with the conversion of preferred shares and the sale in a registered offering of shares of common stock issued upon conversion that were paid and/or incurred in 2006.  The Company uses its results excluding these items to discuss its business with investment institutions, the Company’s Board of Directors and others.  Such results are also the basis for certain incentive compensation calculations.

2a. The Company computed its quarterly diluted net income per common share as follows:

(In thousands, except per share data)

	Quarter Ended	Quarter Ended
	11/4/07	10/29/06

Net income	$60,879	$50,773

Weighted average common shares outstanding	56,475	55,430
Weighted average impact of dilutive securities	1,358	1,383

Total shares	57,833	56,813

Diluted net income per common share	$ 1.05	$ 0.89

2b. The Company computed its year to date diluted net income per common share as follows:

(In thousands, except per share data)

		Nine Months Ended
	Nine	10/29/06
	Months	Results		Non-
	Ended	Under		GAAP
	11/4/07	GAAP	Adjustments	Results

Net income	$152,985	$128,471	$ (6,425)(1)	$122,046

Less:
Preferred stock dividends on converted stock		3,230	(3,230)(2)
Inducement payment and offering costs		10,948	(10,948)(3)

Net income available to common stockholders	$152,985	$114,293	$ 7,753	$122,046

Weighted average common shares outstanding	56,248	50,921		50,921
Weighted average impact of dilutive securities	1,512	1,287		1,287
Weighted average impact of converted
preferred stock			4,321(4)	4,321

Total shares	57,760	52,208	4,321	56,529

Diluted net income per common share	$ 2.65	$ 2.19		$ 2.16

(1)

Includes (a) the gain associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) costs resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; and (c) costs associated with the closing in May 2006 of the Company’s apparel manufacturing facility in Ozark, Alabama.

(2)

Elimination of dividends on preferred stock which would not have been included in the diluted net income per common share computation under the if-converted method if the inducement payment and offering costs had not been incurred.  Eliminating such costs requires a recalculation when applying the if-converted method of calculating diluted net income per common share.

(3)

Elimination of the inducement payment and offering costs associated with the conversion of preferred shares and the sale in a registered offering of shares of common stock issued upon conversion that were paid and/or incurred in May 2006.  The inducement payment and offering costs include (a) an inducement payment of $0.88 per share of common stock received upon conversion, or an aggregate of $10.2 million; and (b) certain costs, totaling $0.7 million, incurred by the Company in connection with the secondary common stock offering.

(4)

Additional shares which would have been included in the diluted net income per common share computation under the if-converted method if the inducement payment and offering costs had not been incurred.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Balance Sheets

(In thousands)

	November 4,	October 29,
	2007	2006
ASSETS
Current Assets:
Cash and Cash Equivalents	$ 336,629	$ 358,602
Receivables	267,982	171,560
Inventories	332,107	280,762
Other Current Assets	33,279	34,397
Total Current Assets	969,997	845,321
Property, Plant and Equipment	202,748	157,689
Goodwill and Other Intangible Assets	1,036,032	920,034
Other Assets	29,573	24,683
	$2,238,350	$1,947,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$ 309,800	$ 250,892
Other Liabilities	418,469	393,916
Long-Term Debt	399,549	399,535
Stockholders’ Equity	1,110,532	903,384
	$2,238,350	$1,947,727

PHILLIPS-VAN HEUSEN CORPORATION

Business Data

(In thousands)

	Quarter	Quarter
	Ended	Ended
	11/4/07	10/29/06
Revenue – Wholesale and Retail
Net sales	$611,399	$500,235
Royalty revenue	6,511	7,098
Advertising and other revenue	1,986	1,639
Total	619,896	508,972

Revenue – Calvin Klein Licensing
Royalty revenue	56,340	44,939
Advertising and other revenue	20,134	14,350
Total	76,474	59,289

Total Revenue
Net sales	611,399	500,235
Royalty revenue	62,851	52,037
Advertising and other revenue	22,120	15,989
Total	$696,370	$568,261

Operating earnings – Wholesale and Retail	$ 80,882	$ 69,953

Operating earnings – Calvin Klein Licensing	35,714	27,690

Corporate expenses	14,298	13,000

Earnings before interest and taxes	$102,298	$ 84,643

PHILLIPS-VAN HEUSEN CORPORATION

Business Data

(In thousands)

		Nine Months Ended
		10/29/06

	Nine Months	Results
	Ended	Under		Non-GAAP
	11/4/07	GAAP	Adjustments	Results
Revenue – Wholesale and Retail
Net sales	$1,620,714	$1,361,543		$1,361,543
Royalty revenue	18,729	19,823		19,823
Advertising and other revenue	5,909	4,977		4,977
Total	1,645,352	1,386,343		1,386,343

Revenue – Calvin Klein Licensing
Royalty revenue	140,711	110,561		110,561
Advertising and other revenue	54,589	36,723		36,723
Total	195,300	147,284		147,284

Total Revenue
Net sales	1,620,714	1,361,543		1,361,543
Royalty revenue	159,440	130,384		130,384
Advertising and other revenue	60,498	41,700		41,700
Total	$1,840,652	$1,533,627		$1,533,627

Operating earnings – Wholesale and Retail	$ 205,181	$ 164,980	$ 11,294(2)	$ 176,274

Operating earnings – Calvin Klein Licensing	95,501(1)	100,735	(32,043)(3)	68,692

Corporate expenses	41,569	47,568	(10,535)(4)	37,033

Earnings before interest and taxes	$ 259,113	$ 218,147	$(10,214)	$ 207,933

(1)

Includes a gain of $3,335 associated with the release of cash held in escrow in connection with the sale in the first quarter of 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia.

(2)

Consists of costs associated with the closing in May 2006 of the Company’s apparel manufacturing facility in Ozark, Alabama.

(3)

Consists of the gain associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia.

(4)

Consists of costs resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer.

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliation of GAAP to non-GAAP 2006 Full Year Diluted Net Income Per Share

Set forth below is the Company’s reconciliation of its 2006 full year GAAP diluted net income per share to diluted net income per share excluding the gain associated with the sale by the Company on January 31, 2006 of minority interests in certain entities, departure and restructuring costs and the May 2006 inducement and offering costs.  The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results.  Thus, the Company believes presenting its results excluding the items listed above for the 2006 full year provides useful information to investors because this allows investors to make decisions based on the ongoing operations of the enterprise.  The Company uses its results excluding the items listed above to discuss its business with investment institutions, the Company’s Board of Directors and others.  Such results are also the basis for certain incentive compensation calculations.  This reconciliation is presented to reconcile full year 2006 net income per share to the non-GAAP amount of $2.62.  This non-GAAP net income per share amount is being used as the basis of comparison to the Company’s projections for full year 2007 net income per share.

(In thousands, except per share data)

2006 Full Year	GAAP		Non-GAAP
	Earnings	Adjustments	Earnings

Net income	$155,229		$155,229

Gain associated with the sale of minority interests in certain entities		$(32,043)	(32,043)
Departure costs associated with Mark Weber, the Company’s former CEO		10,535	10,535
Restructuring costs associated with manufacturing facility closing		11,294	11,294
Tax effect of adjustments		3,789	3,789

Net income as adjusted	155,229	(6,425)	148,804

Less:
Inducement payment and offering costs	10,948	(10,948)(1)
Preferred stock dividends on converted stock	3,230	(3,230)(2)

Net income available to common stockholders for diluted net income
per share	$141,051	$ 7,753	$148,804

Shares outstanding:
Weighted average common shares outstanding	52,110		52,110
Weighted average impact of dilutive securities	1,373		1,373
Weighted average impact of converted preferred stock		3,241(3)	3,241
Total shares outstanding for calculation	53,483	3,241	56,724

Diluted net income per share	$ 2.64		$ 2.62

(1)

Elimination of the inducement payment and offering costs associated with the conversion of preferred shares and the sale in a registered offering of shares of common stock issued upon conversion that were paid and/or incurred in May 2006.  The inducement payment and offering costs include (a) an inducement payment of $0.88 per share of common stock received upon conversion, or an aggregate of $10.2 million, and (b) certain costs, totaling $0.7 million, incurred by the Company in connection with the secondary common stock offering.

(2)

Elimination of dividends on preferred stock which would not have been included in the diluted net income per share computation under the if-converted method if the inducement payment and offering costs had not been incurred. Eliminating such costs requires a recalculation when applying the if-converted method of calculating diluted net income per share.

(3)

Additional shares which would have been included in the diluted net income per share computation under the if-converted method if the inducement payment and offering costs had not been incurred.